MCELROY, DEUTSCH, MULVANEY & CARPENTER, LLP
Charles A. Stanziale, Jr., Esq.
Jeffrey T. Testa, Esq.
Alexandra V. Gallo, Esq.
Three Gateway Center
100 Mulberry Street
Newark, New Jersey 07102-4079
(973) 622-7711

KASOWITZ, BENSON, TORRES & FRIEDMAN LLP
One Gateway Center, Suite 2600
Newark, New Jersey 07102
(973) 645-9462

1633 Broadway
New York, New York 10019
(212) 506-1700
Attorneys for Plaintiff, Costa Brava Partnership III, LP

FEE ATTACHED
CHECK ACCOUNT
DATE 10/10
ACCT# 77500
CHECK # AC: 19313
AMOUNT 30.

FILED with the COURT
OCT 10 2007
DONALD E. BOOKBINDER, J.S.C.

COSTA BRAVA PARTNERSHIP III, LP, Plaintiff, v. MEDQUIST INC., Defendant.	SUPERIOR COURT OF NEW JERSEY, CHANCERY DIVISION: GENERAL EQUITY PART BURLINGTON COUNTY, DOCKET NO.: C-0149-07 CIVIL ACTION **ORDER TO SHOW CAUSE** **SUMMARY ACTION**

THIS MATTER being brought before the Court by McElroy, Deutsch, Mulvaney & Carpenter, LLP and Kasowitz, Benson, Torres and Friedman LLP, attorneys for plaintiff, Costa Brava Partnership III LP, seeking relief by way of summary action pursuant to R. 4:67-1(a), based upon the facts set forth in the verified compliant filed herewith; and the Court having determined that this matter may be commenced by order to show cause as a summary proceeding pursuant to N.J.S.A. 14A:5-2 and for good cause shown;

IT IS on this 10 day of October, 2007, ***ORDERED*** that the defendant, MedQuist Inc., located at 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054-4632 ("defendant"), appear and show cause on the 16 day of November, 2007 before the Honorable Ronald E. Bookbinder, P.J.Ch. at the Burlington County Courthouse, Olde Courthouse, 120 High Street, First Floor, Mt. Holly, New Jersey at 10 o'clock in the Fo- noon, or as soon thereafter as counsel can be heard, why judgment should not be entered for Plaintiff ordering that:

i. MedQuist hold its annual shareholder's meeting on or before December 15, 2007, or another reasonably proximal date of the Court's choosing; and

ii. All seats on the Board must be elected by shareholders at such annual meeting; and

iii. Defendant must provide written notice of the time, place and purpose of the meeting not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, to each shareholder of record entitled to vote at the meeting; and

iv. Costa Brava be awarded attorneys fees and costs; and

v. Costa Brava be granted such other and further relief as the Court deems appropriate.

And it is further ***ORDERED*** that:

1. A copy of this order to show cause, verified compliant and all supporting affidavits or certifications submitted in support of this application be served upon the defendant personally within 2 days of the date hereof, in accordance with R. 4:4-3 and R. 4:4-4, this being original process.

2. The plaintiff must file with the Court its proof of service of the pleadings on the defendant no later than three (3) days before the return date.

3. Defendant shall file and serve a written answer, an answering affidavit or a motion returnable on the return date to this order to show cause and the relief requested in the Verified Complaint and proof of service of the same by 10-24, 2007. The answer, answering affidavit or motion, as the case may be, must be filed with the Clerk of the Superior Court in the county listed above and a copy of the papers must be sent directly to the chambers of Judge Bookbinder.

4. The plaintiff must file and serve any written reply to the defendant's order to show cause opposition by 11-7, 2007. The reply papers must be filed with the Clerk of the Superior Court in the county listed above and a copy of the reply papers must be sent directly to the chambers of Judge Bookbinder.

5. If the defendant does not file and serve opposition to this order to show cause, the application will be decided on the papers on the return date and relief may be granted by default, provided that the plaintiff files a proof of service and a proposed form of order at least three days prior to the return date.

6. If the plaintiff has not already done so, a proposed form of order addressing the relief sought on the return date (along with a self-addressed return envelope with return address and postage) must be submitted to the Court no later than three (3) days before the return date.

7. Defendant take notice that the plaintiff has filed a lawsuit against you in the Superior Court of New Jersey. The Verified Complaint attached to this order to show cause states the basis of the lawsuit. If you dispute this Complaint, you, or your attorney, must file a written answer, an answering affidavit or a motion returnable on the return date to the order to show cause and proof of service before the return date of the order to show cause.

These documents must be filed with the Clerk of the Superior Court in the county listed above. A list of these offices is provided. Include a $ 135.00 filing fee payable to the "Treasurer, State of New Jersey" You must also send a copy of your answer, answering affidavit or motion to the plaintiff's attorney whose name and address appear above, or to the plaintiff, if no attorney is named above. A telephone call will not protect your rights; you must file and serve your answer, answering affidavit or motion (with the fee) or judgment may be entered against you by default.

8. If you cannot afford an attorney, you may call the Legal Services office in the county in which you live. A list of these offices is provided. If you do not have an attorney and are not eligible for free legal assistance you may obtain a referral to an attorney by calling one of the Lawyer referral Services. A list of these numbers is also provided.

9. ~~The Court will entertain argument, but not testimony, on the return date of the order to show cause, unless the Court and parties are advised to the contrary no later than ___ days before the return date.~~

RONALD E. BOOKBINDER, P.J.Ch.